Exhibit 99.1

FOR IMMEDIATE RELEASE

TAKUNG TO SPONSOR SILICON VALLEY CHINESE ART EXHIBITION, MAY 14-22

Event to Feature Artwork by Liu Dawei, Among China’s Leading Painters

Hong Kong, May 4, 2016 -- Takung Art Co., Ltd. (OTCQB:TKAT), an online trading platform for acquiring units of shared ownership in Asian fine art, jewelry and precious gems, today said it will co-sponsor the U.S. tour of The Exhibition of Contemporary Chinese Ink Painting and Calligraphy, May 14-22, 2016, at the Art Museum of Silicon Valley in Sunnyvale, California.

The Exhibition will include over 100 artworks - portraits, landscapes, fine brush paintings and calligraphy - by 20 of China’s most acclaimed artists. Among these will be Mr. Liu Dawei, an internationally prominent painter whose “Galloping Horses (驍騰萬里)” is featured on Takung’s online trading platform. Mr. Liu’s paintings, which have been shown in China, the U.S., Japan, France, Singapore, Hong Kong, Macau and Taiwan, have won 30 major art industry awards and had been used by former Chinese President Jiang Zemin as official State gifts to foreign government leaders.

“Galloping Horses (驍騰萬里),” a Chinese ink wash painting, is currently valued at about US$25 million on the Takung platform, an appreciation of more than 1900 percent on its initial listing value of US$1.29 million in January 2014.

The Exhibition is also co-sponsored by the Chinese Federation of Culture and Arts, a California nonprofit organization dedicated to disseminating information on China’s foremost artistic and cultural ventures across the world.

In the first quarter of 2016, Takung’s online platform transacted about $813 million in trading of ownership units in the company’s artworks portfolio, currently featuring 107 pieces that include 13 sets of paintings and calligraphies from China, Russia and Mongolia. The portfolio’s first listed artwork, “The One Hundred,” is a 100-meter-long representation of the evolution of painting and calligraphy in China throughout the 20th century – and is the combined contribution of 100 of China’s leading PhD artists. This unique piece has a current valuation of about US$58.5 million, an appreciation of some 4450 percent since its units were listed on Takung’s trading platform in December 2013.

“We are proud to co-sponsor this outstanding display of Chinese modern art - and proud that important works of one of our foremost artists will be featured there,” said Takung chief executive, Mr. Di Xiao. “Our nation’s fine art, though frequently praised for both its beauty and exceptional investment track record, is often overlooked in the U.S. compared to major works by American and European artists.

“This Exhibition, we hope, will help to adjust this trend, and introduce U.S. collectors to what we believe are some of the most magnificent works of art existing in the world today.”

Mr. Xiao said he believed that, as the demand for Chinese artwork continues to rise, the shared ownership model pioneered by Takung would enjoy “accelerating success.”

For additional information on the Exhibition, please contact Jessie Wong (jessiewong@takungae.com, +852 3158 0727).

ABOUT TAKUNG ART CO., LTD: www.takungart.com

Based in Hong Kong, Takung Art Co., Ltd. is an online trading platform for acquiring shared ownership in Asian fine art, jewelry and precious gems. This proprietary platform allows collectors and investors - including those with modest financial resources -- to buy and sell units of these assets and participate in the booming Asian art market. The company's shared-ownership business model significantly expands the number of interactions between sellers and buyers of fine art far beyond those generated by art galleries and auction houses alone.

Takung operates its online trading platform via three wholly-owned subsidiaries, Hong Kong Takung Assets and Equity of Artworks Exchange Co. Ltd., Takung (Shanghai) Co., Ltd., and Takung Cultural Development (Tianjin) Co., Ltd.

FORWARD-LOOKING STATEMENTS

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Contacts:

Takung Art Co., Ltd.
Leslie Chow
+852 31580977
leslie.chow@takungae.com

Asia IR-PR - Investor Relations
Jimmy Caplan
512-329-9505
jimmy@asia-irpr.com

Asia IR-PR - Media Relations
Rick Eisenberg
212-496-6828
rick@asia-irpr.com